Exhibit 99.2

Perma-Fix Reports Financial Results for the First Quarter of 2021

ATLANTA – May 6, 2021 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced financial results and provided a business update for the first quarter ended March 31, 2021.

Mark Duff, President and CEO of the Company, commented, “As anticipated, we experienced weakness in our Treatment Segment due to the ongoing effects of the COVID-19 pandemic, which resulted in delayed shipments. Partially offsetting this weakness, we achieved modest growth in our Services Segment revenue despite delays throughout the industry in awarding procurements, also due to the pandemic. Nevertheless, we remain optimistic, as we have begun to see a return to normalization. As a result, we anticipate a stronger second half of 2021, given our robust pipeline within the Services Segment and significant pent-up demand within the Treatment Segment. In terms of the Services Segment, we have an unprecedented number and combined value of bids currently submitted and awaiting awards. We also expect to benefit from the government’s fiscal 2020 carryover funds, in addition to 2021 allocations that have been delayed and should help fund an acceleration of projects within the Treatment Segment. Also, as previously disclosed, we are rapidly advancing several initiatives within the Treatment Segment that we believe have the potential to enhance our revenues at each of our treatment facilities. The foundation of our growth strategy is based on the addition of experienced technical talent in waste management and health physics over the past two years. We believe this foundation, coupled with new technology launches in both services and treatment will continue to provide our clients value and support our growth goals once COVID is behind us.”

COVID-19

Similar to most of the US, Perma-Fix is beginning to relax the COVID-19-related precautions associated with ongoing operations as more staff is vaccinated and the new cases continue to decline in the Company’s locations. However, the Company’s Treatment Segment continues to see delays in waste shipments from key customers due to continued impacts of COVID-19 and the Services Segment is realizing delays in procurement actions and contract awards. As the situations surrounding COVID-19 remain fluid, the full impact and extent of the pandemic on the Company’s financial results cannot be estimated with any degree of certainty but appear to be subsiding towards the end of the second quarter of 2021. The Company is realizing pent-up demand in both segments, which has been reflected in the large increase in proposal requests throughout Q1 2021 and into Q2 2021.

Financial Results

Revenue was $23.1 million for the first quarter of 2021 as compared to $24.9 million for the corresponding period of 2020. The decrease in revenue was entirely within our Treatment Segment where revenue decreased to $7.5 million for the first quarter of 2021 from $9.6 million corresponding period of 2020. The revenue decrease in the Treatment segment was primarily the result of reduced volume from waste shipment delays from the impact of COVID-19. Also, lower averaged price waste from revenue mix contributed to the decrease in revenue within the Treatment Segment. Revenue for the Services Segment increased to $15.6 million for the first quarter of 2021 from $15.3 million for the same period in 2020. The Services Segment revenues are project based; as such, the scope, duration and completion of each project vary. As a result, the Services Segment revenues are subject to differences relating to timing and project value.

Gross profit for the first quarter of 2021 was $2.4 million versus $4.6 million for the first quarter of 2020 primarily due to lower revenue generated in the Treatment Segment and the impact of the fixed costs at our treatment plants.

Operating loss for the first quarter of 2021 was $999,000 versus operating income of $1.4 million for the corresponding period of 2020. Net loss attributable to common stockholders (both basic and diluted) for the first quarter of 2021 was $1.1 million or ($0.09) per share versus net income attributable to common stockholders (both basic and diluted) of $1.2 million or $0.10 per share, for the same period in 2020.

The Company reported Adjusted EBITDA of ($522,000) from continuing operations at March 31, 2021, as compared to Adjusted EBITDA of $1.9 million from continuing operations during the corresponding period of 2020. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for (loss) income from continuing operations for the three months ended March 31, 2021 and 2020.

	Quarter Ended
	March 31,
	(Unaudited)	(Unaudited)
(In thousands)	2021	2020
(Loss) income from continuing operations	$(1,038)	$1,308

Adjustments:
Depreciation & amortization	400	346
Interest income	(18)	(56)
Interest expense	67	120
Interest expense - financing fees	8	68
Income tax (benefit) expense	(17)	14

EBITDA	(598)	1,800

Research and development costs related to Medical Isotope project	76	66

Adjusted EBITDA	$(522)	$1,866

The tables below present certain unaudited financial information for the business segments, which excludes allocation of corporate expenses:

	Quarter Ended			Quarter Ended
	March 31, 2021			March 31, 2020
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Revenues	$7,495	$15,638	$—	$9,563	$15,297	$—
Gross profit	925	1,431	—	2,745	1,895	—
Segment (loss) profit	(102)	555	(76)	1,533	1,318	(66)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, May 6, 2021. The conference call will be available via telephone by dialing toll free 877-876-9173 for U.S. callers, or +1 785-424-1667 for international callers. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Executive Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2243/41236 or on the Company’s website at www.perma-fix.com. A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through Thursday, May 13, 2021, and can be accessed by calling: 877-481-4010 for U.S. callers, or 919-882-2331 for international callers and entering conference ID: 41236.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the U.S Department of Energy (“DOE”), the U.S Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: return to normalization; second half of 2021; award of contracts; benefit from the government’s fiscal 2020 carryover funds, in addition to 2021 allocations that have been delayed; acceleration of projects within our Treatment Segment; proposal requests; growth strategy; new technology launches; advancing initiatives; growth goals; and impact of COVID-19. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract or terminates existing contracts; Congress fails to provides funding for the DOD’s and DOE’s remediation projects; inability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; and the additional factors referred to under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” of our 2020 Form 10-K and Form 10-Q for quarter ended March 31, 2021. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

FINANCIAL TABLES FOLLOW

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2021	2020

Revenues	$23,133	$24,860
Cost of goods sold	20,777	20,220
Gross profit	2,356	4,640

Selling, general and administrative expenses	3,205	2,928
Research and development	150	232
Loss on disposal of property and equipment	—	31
(Loss) income from operations	(999)	1,449

Other income (expense):
Interest income	18	56
Interest expense	(67)	(120)
Interest expense-financing fees	(8)	(68)
Other	1	5
(Loss) income from continuing operatrions before taxes	(1,055)	1,322
Income tax (benefit) expense	(17)	14
(Loss) income from continuing operations, net of taxes	(1,038)	1,308

Loss from discontinued operations (net of taxes of $0)	(115)	(114)
Net (loss) income	(1,153)	1,194

Net loss attributable to non-controlling interest	(30)	(26)

Net (loss) income attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(1,123)	$1,220

Net (loss) income per common share attributable to Perma-Fix Environmental Services, Inc. stockholders - basic and diluted:

Continuing operations	$(.08)	$.11
Discontinued operations	(.01)	(.01)
Net (loss) income per common share	$(.09)	$.10

Number of common shares used in computing net (loss) income per share:
Basic	12,165	12,122
Diluted	12,165	12,346

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2021	2020
(Amounts in Thousands, Except for Share and Per Share Amounts)	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash	$713	$7,924
Account receivable, net of allowance for doubtful accounts of $387 and $404, respectively	20,121	9,659
Unbilled receivables	9,229	14,453
Other current assets	4,403	4,577
Assets of discontinued operations included in current assets	20	22
Total current assets	34,486	36,635

Net property and equipment	17,822	17,783
Property and equipment of discontinued operations	81	81

Operating lease right-of-use assets	2,220	2,287

Intangibles and other assets	22,201	22,133
Total assets	$76,810	$78,919

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$32,666	$32,065
Current liabilities related to discontinued operations	817	898
Total current liabilities	33,483	32,963

Long-term liabilities	11,589	13,253
Long-term liabilities related to discontinued operations	296	252
Total liabilities	45,368	46,468
Commitments and Contingencies
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 12,173,376 and 12,161,539 shares issued, respectively; 12,165,734 and 12,153,897 shares outstanding, respectively	12	12
Additional paid-in capital	109,055	108,931
Accumulated deficit	(75,578)	(74,455)
Accumulated other comprehensive loss	(187)	(207)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	33,214	34,193
Non-controlling interest in subsidiary	(1,772)	(1,742)
Total stockholders’ equity	31,442	32,451

Total liabilities and stockholders’ equity	$76,810	$78,919